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Exhibit 10.15

DEFERRED COMPENSATION PLAN
FOR DIRECTORS OF
HIRERIGHT, INC.

        1.    Purposes of the Plan.    The purposes of the Deferred Compensation Plan for Directors (the "Plan") are to provide a method of deferring payment to non-employee directors ("Directors") of HIRERIGHT, INC. ("HireRight") of all or a part of their annual retainer, as fixed from time to time by the Board of Directors of HireRight (the "Board"), and an opportunity to invest in phantom stock units ("Deferred Stock Units") which represent the value of HireRight Common Stock ("Common Stock"). Under the Plan, a Director may elect to defer the receipt of any annual retainer ("Annual Retainer") (excluding meeting fees, committee meeting fees and any other cash compensation) payable to such Director by HireRight for Board service. All Deferred Stock Units issued under and subject to the terms of this Plan will be issued under HireRight's 2007 Long-Term Incentive Plan and/or its successor plans and shall be deemed to be "restricted stock units" for purposes of such Plan.

        2.    Effective Date.    The Plan shall be effective upon the completion of HireRight's initial public offering.

        3.    Eligibility.    Directors who are not also officers or other employees of HireRight or any of its subsidiaries are eligible ("Eligible Directors") to become participants in this Plan ("Participants").

        4.    Plan Years and Valuation Dates.    Each plan year shall commence on January 1 and end on December 31 (a "Plan Year").

        5.    Administration.    This Plan shall be administered by the Compensation Committee of the Board (the "Committee").

        6.    Deferral Election.

          6.1.    Manner of Making Deferral Election.    An Eligible Director may elect to participate in the Plan by filing an election with the Committee, on a form provided by the Committee for that purpose ("Deferral Election"), prior to the first day of each Plan Year; provided, however, that, unless otherwise prohibited under Section 409A of the Internal Revenue Code, an individual who first becomes an Eligible Director upon initial election or appointment to the Board shall have 30 days following the initial election or appointment to the Board to make a Deferral Election, which shall apply only with respect to services as a Director provided following the filing of such Deferral Election with the Committee. On the Deferral Election form, Eligible Directors shall specify: (i) a percentage, up to 100%, of the Annual Retainer to be deferred and exchanged for Deferred Stock Units for the immediately following Plan Year; and (ii) the time when Deferred Stock Units are to be distributed in accordance with Section 8. The Deferral Election shall be irrevocable for the immediately following Plan Year and shall remain in effect until changed or rescinded prior to any subsequent Plan Year. Prior to the beginning of any subsequent Plan Year, an Eligible Director may irrevocably elect in writing to change an existing Deferral Election by filing a new Deferral Election with the Committee. The new Deferral Election shall become effective on the first day of the subsequent Plan Year.

          6.2.    Credits to Participant Accounts.    Each Deferred Stock Unit represents HireRight's commitment to issue to such Participants a fixed number of shares of Common Stock at a future date. No actual shares of Common Stock shall be issued until the distribution date described in Section 8 hereof. The Deferred Stock Units shall not be considered issued and outstanding shares for purposes of shareholder voting rights, but shall be treated the same as outstanding shares for purposes of dividends and other distributions. Annual Retainers shall be converted into Deferred Stock Units and credited to the Participant Account on the first business day coincident with or immediately following the date such Annual Retainer would otherwise have been paid (the "Valuation Date"). The number of Deferred Stock Units credited shall be calculated by dividing the amount of Annual Retainer elected to be deferred in the form of Deferred Stock Units by the per share closing price, as reported on the NASDAQ Global Select Market of the Common Stock on the Valuation Date.

        7.    Vesting.    If a Participant ceases to be a Director prior to the completion of twelve (12) months of service as a Director from the date an Annual Retainer is converted into Deferred Stock Units and credited to the Participant Account (a "Year of Service"), such Deferred Stock Units shall be prorated by multiplying such number of Units by a fraction, the numerator of which is the number of full months of service completed by such Director from the applicable credit date and the denominator of which is twelve (12). Notwithstanding the foregoing, if a Director fails to complete a Year of Service because the Director is present at the annual meeting during such Year of Service but does not stand for re-election, any unvested Deferred Stock Units shall be deemed fully vested.

        8.    Distributions.

          8.1.    Distribution.    At the time a Participant's Deferral Election is made for a Plan Year, each Participant shall specify the time at which the Deferred Stock Units deferred for such Plan Year (together with dividend equivalents thereon, if any) shall be distributed. If a Participant does not specify a time for distribution, such Deferred Stock Units shall be distributed in a lump sum in accordance with option (a)(i) below.

            (a)    Time of Distribution.    The Participant may elect to receive his/her Deferred Stock Units issued with respect to a Plan Year as soon as practicable after the following: (i) his/her separation from service (as that term is defined under Section 409A of the Internal Revenue Code) with HireRight; or (ii) on the fifth annual anniversary of the date the Deferred Stock Units are credited to the Participant Account; provided, however, that if the Participant separates from service prior to such fifth annual anniversary, such Deferred Stock Units shall be distributed together with the entire balance of the Participant's Account upon separation from service.

            (b)    Manner of Distribution.    All distributions of Deferred Stock Units shall be made in a lump sum in Common Stock (with cash for any fractional shares). If the Participant dies before receiving the entire balance of his or her Participant Account, then a distribution shall be made in a lump sum to any beneficiary or beneficiaries designated by the Participant in accordance with Section 8.2 below.

          8.2.    Beneficiary Designation.    Each Participant who elects to participate in this Plan may file with the Committee a notice in writing, on a form provided by the Committee, designating one or more beneficiaries to whom the distribution shall be made in the event of the Participant's death prior to receiving the entire distribution of the balance in the Participant Account. If no beneficiary designation is made, or in the event that a beneficiary designated by such Participant predeceases the Participant, the distribution shall be made to the Participant's estate.

        9.    Limitation on Rights of Eligible Directors and Participants.    Nothing in this Plan will interfere with or limit in any way the rights of the Board or the stockholders of HireRight not to nominate for re-election, elect or remove an Eligible Director or Participant. Neither this Plan nor any action taken pursuant to it will constitute or be evidence of any agreement or understanding, express or implied, that HireRight or its Board or stockholders have retained or will retain an Eligible Director or Participant for any period of time or at any particular rate of compensation.

        10.    Plan Amendments, Modifications and Termination.    The Committee may amend, suspend or terminate this Plan at any time. Following a termination of the Plan, Participant Accounts shall remain in the Plan until the Participant becomes eligible for the benefits provided in Section 8. The termination of the Plan shall not adversely affect any Participant or beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination. Notwithstanding the foregoing, to the extent permissible under Section 409A of the Internal Revenue Code and related

Treasury regulations and guidance, if there is a termination of the Plan with respect to all Participants, HireRight shall have the right, in its sole discretion, and notwithstanding any elections made by the Participant, to immediately pay all benefits in a lump sum following such termination of the Plan.

        11.    Participants are General Creditors of HireRight.    Participants and their beneficiaries shall be general, unsecured creditors of HireRight with respect to any distributions to be made pursuant to this Plan and shall not have any preferred interest by way of trust, escrow, lien or otherwise in any specific assets of HireRight. If HireRight shall, in fact, elect to set aside monies or other assets to meet its obligations hereunder (there being no obligation to do so), whether in a grantor trust or otherwise, the same shall, nevertheless, be regarded as a part of the general assets of HireRight subject to the claims of its general creditors, and neither any Participants nor any of their beneficiaries shall have a legal, beneficial or security interest therein.

        12.    Miscellaneous.

          12.1.    Nontransferability.    Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise (including without limitation any domestic relations order, whether or not a "qualified domestic relations order" under section 414(p) of the Internal Revenue Code and section 206(d) of ERISA) before the Participant Account is distributed to the Participant or beneficiary.

          12.2.    Governing Law.    The provisions of this Plan shall be construed and interpreted according to the internal laws of the State of California without regard to its conflicts of laws principles.

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  Exhibit 10.15